EXHIBIT 99.1

                DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. ANNOUNCES
                            $2 MILLION EQUITY FUNDING

WESTLAKE VILLAGE, CA. December 3, 1999 - Dental/Medical Diagnostic Systems, Inc., (NASDAQ: DMDS, DMDSW) a manufacturer and supplier of high technology dental equipment as well as tooth whitening and composite materials, today announced the successful completion of a private round of financing, raising $2 Million in a direct placement of preferred stock and warrants to purchase common stock.

"We are very pleased to have obtained this equity financing," said CEO Robert Gurevitch. "The funds will be used to finance the continued roll-out of our new product lines as well as for the continued sales of our digital radiography line."

The preferred shares will accumulate a dividend of 4% annually and may be exchanged for common shares of DMDS at a fixed exchange rate of $4.00 or at a floating price depending on the price of DMDS upon the time of conversion.

The preferred shares hold a special conversion feature that allows the Company to convert them in cash rather than common shares and are redeemable by the company at any time. The investors were also issued warrants to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $2.75.

Dental/Medical Diagnostic Systems, Inc. designs, develops, manufactures and sells high technology dental equipment and related consumables. Currently, the Company sells an intraoral camera system known as the TeliCam System and a dental office networking system known as InTELInet.

The Company has developed its own technology for a tooth whitening and curing system, the Apollo 95E, that began shipping outside the United States and Canada in the first quarter of 1998 and domestically in the third quarter of 1998.

In a separate agreement, the Company supported the development of a state-of-the-art dental digital x-ray system, which it began to market and ship domestically at the end of Q3, 1999.

Disclosure Regarding Forward-Looking Statements:

This news release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Forward-looking statements involve numerous risks and uncertainties described in the Company's most recently filed Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission which should be read in conjunction herewith, copies of which are available from the Company's investor relations department. Actual results may differ materially from those


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contemplated by the forward-looking statements set forth herein. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any statement herein or to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.


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